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                                                                   Exhibit 23.3



The Board of Directors
iSky, Inc.



The audits referred to in our report dated February 4, 2000, included the related financial statement schedule as of December 31, 1999, and for each of the years in the three-year period ended December 31, 1999, included in the registration statement. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based on our audits. In our opinion, such financial statement schedule, when considered in relation to the combined financial statements taken as a whole, presents fairly in all material respects the information set forth herein.

KPMG LLP
McLean, Virginia
February 4, 2000